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                               EXHIBIT 21.1
                        SUBSIDIARIES OF REGISTRANT


First National Bank in DeKalb  (a national banking association)

Castle Bank Harvard, N.A.  (a national banking association)

The Bank of Yorkville  (an Illinois banking corporation)

Castle Bank, N.A.  (a national banking corporation)

Castle Finance Company  (an Illinois corporation)

CasBanc Mortgage, Inc.  (an Illinois corporation)

Mortgage Junction, Inc.  (an Illinois corporation -- inactive)

SBI Illinois, Inc.  (an Illinois corporation)